                                                                    EXHIBIT 23.2



                               CONSENT OF KPMG LLP

We consent to the incorporation by reference in the registration statement on Form S-8 of ScanSoft, Inc. of our report dated January 31, 2000, except as to
Note 15, which is as of March 13, 2000, with respect to the consolidated balance sheets of Caere Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Form 8-K/A of ScanSoft, Inc. dated May 30, 2001.



/s/KPMG LLP


Mountain View, California
December 13, 2001